EXHIBIT 99.1

News Release

NYSE:	BVC
Web Site:	www.bayviewcapital.com
Contact:	John Okubo
(650) 294-7778
FOR IMMEDIATE RELEASE
July 26, 2005

Bay View Capital Corporation Announces Second Quarter Results

     San Mateo, California — Bay View Capital Corporation (the “Company”) today reported a second quarter 2005 net loss of $1.5 million, or $0.23 per diluted share, compared to a first quarter 2005 net loss of $334 thousand, or $0.05 per diluted share, and a second quarter 2004 net loss of $177 thousand, or $0.03 per diluted share. Net loss for the six months ended June 30, 2005 was $1.9 million, or $0.29 per diluted share, compared to $1.1 million, or $0.16 per diluted share, for the six months ended June 30, 2004. Per share data reflects a 1-for-10 reverse stock split that was effective June 30, 2004.
Second Quarter Results of Operations
     Record loan purchase volumes by Bay View Acceptance Corporation (“BVAC”), the Company’s auto finance subsidiary, increased net interest income and reduced noninterest expense highlighted the second quarter results. However, intermediate and long-term interest rates, which had been steadily rising through the first quarter of 2005, reversed course in the second quarter. This decline in rates resulted in an unrealized mark-to-market loss of $1.1 million in the Company’s interest rate derivatives for the second quarter of 2005. In addition, to support its growing portfolio of auto contracts, the Company recorded a provision for credit losses of $1.8 million during the second quarter of 2005 compared to $0.8 million for the first quarter of 2005. The Company’s auto contracts held-for-investment increased by $106.5 million during the second quarter due to the record loan purchases.
     Net interest income increased to $4.0 million for the second quarter of 2005 from $3.4 million for the first quarter of 2005 and $3.0 million for the second quarter of 2004 on $180.6 million of growth in average earning assets for the first six months of 2005. Although net interest income expanded during the quarter, net interest margin decreased as floating rate funding costs on BVAC’s warehouse credit facility rose more rapidly than yields on purchased auto contracts. Interest expense for the second quarter of 2005 also reflected the benefit of $0.6 million of savings in connection with early redemption of the remaining $22.0 million of Capital Securities in mid-2004.
     Noninterest income was $1.1 million for the second quarter of 2005 compared to $4.1 million for the first quarter of 2005 and $6.2 million for the second quarter of 2004, largely due to the aforementioned loss on the Company’s derivative instruments and reduced leasing income as that portfolio runs off. The Company’s interest rate derivatives, designated as fair value hedges, have produced quarter-to-quarter fluctuations in noninterest income. During the second quarter of 2005, the Company recorded $1.1 million of unrealized loss on its interest rate derivatives compared to $1.5 million of unrealized gain in the first quarter of 2005 and $2.7 million of unrealized gain in the second quarter of 2004. Leasing income declined by $1.8 million compared to the second quarter of 2004.
     Noninterest expense decreased to $5.8 million for the second quarter of 2005 from $7.1 million for the first quarter of 2005 and $9.0 million for the second quarter of 2004 primarily due to lower leasing expense on the Company’s liquidating auto lease portfolio.
Financial Condition
     Total assets increased to $605.2 million at June 30, 2005 from $423.3 million at December 31, 2004, primarily as a result of $173.6 million of growth in auto contract receivables. During the first half of 2005, the Company liquidated an additional $8.6 million of its remaining auto lease portfolio, reducing the balance at June 30, 2005 to $1.4 million. At June 30, 2005, the Company had tax assets of $18.4 million, consisting of net tax assets of $39.9 million less a valuation allowance of $21.5 million. Outstanding borrowings at June 30, 2005 included $284.1 million of outstandings on BVAC’s warehouse credit facility and other short-term borrowings, and $200.5 million of securitization notes payable.
Bay View Acceptance Corporation
     BVAC acquires retail auto installment contracts from a network of approximately 7,000 manufacturer-franchised and independent auto dealers in 32 states and has positioned itself in the market as a lender for well-qualified borrowers. While BVAC competes with other lenders for good credit quality auto loans, it offers specialized products including extended term financing and larger advances for good credit quality customers and uses these products to establish its relationships with automobile dealers.
     BVAC’s purchases of auto contracts continued to grow, producing a new record for quarterly volume due largely to the success of its efforts to broaden its market for good credit quality customers. Second quarter purchases totaled $144.8 million, a 26% increase over first quarter 2005 purchases of $114.9 million and a 91% increase over second quarter 2004 purchases of $75.9 million.
     BVAC’s second quarter 2005 net loss was $864 thousand compared to first quarter 2005 net income of $788 thousand and second quarter 2004 net income of $1.5 million. As previously noted, the second quarter 2005 results were impacted by the $1.1 million unrealized loss on interest rate derivatives and increased provision for credit losses. BVAC’s second quarter 2005 net interest income increased to $3.9 million from $3.3 million for the first quarter of 2005 and $3.4 million for the second quarter of 2004 as a result of growth in earning assets offset, in part, by decreased net interest margin.
     For the second quarter of 2005, BVAC’s purchased contract rate averaged 8.88% compared to 8.30% for the first quarter of 2005 and 7.86% for the second quarter of 2004 — an increase of 102 basis points year-over-year. FICO credit scores averaged 734 for both second quarter 2005 and second quarter 2004 production. Net chargeoffs improved to an annualized rate of 0.92% of managed contracts in the second quarter of 2005 from 1.11% in the first quarter of 2005 and 1.21% in the second quarter of 2004.
     On June 20, 2005, BVAC secured a $450.0 million floating-rate, revolving warehouse credit facility to replace a maturing $350.0 million facility obtained in 2004. The facility is for a term of 364 days. The $100.0 million increase in borrowing capacity provides BVAC with additional liquidity and greater flexibility to manage its warehouse inventory, allowing BVAC to maintain additional auto contracts in its warehouse inventory and increase net interest income.

     At June 30, 2005, BVAC was servicing 33,500 auto contracts with an aggregate outstanding balance of $683.9 million compared to 29,100 auto contracts with an aggregate outstanding balance of $561.6 million at June 30, 2004.
Other
     As discussed in the Company’s first quarter Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2005, the Company indicated that it would not make a first quarter cash distribution to stockholders while its Board of Directors was evaluating whether it could better maximize stockholder value with an acquisition. The Company’s Board is continuing to evaluate strategic alternatives including a possible merger or the restoration of capital distributions to stockholders.
     The Company will host a conference call at 2:00 p.m. PDT on July 27, 2005 to discuss its financial results. Analysts, media representatives and the public are invited to listen to this discussion by calling 1-888-793-6954 and referencing the password “BVC.” An audio replay of this conference call will be available through Friday, August 26, 2005 and can be accessed by dialing 1-866-396-6268.
     Bay View Capital Corporation is a financial services company headquartered in San Mateo, California. Its common stock is listed on the NYSE: BVC. For more information, visit the Company’s website at www.bayviewcapital.com.
Forward-Looking Statements
     All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Although the Company currently believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated by the forward-looking statements will be realized. For information regarding factors that could cause the results contemplated by the forward-looking statements to differ from expectations, such as the inability to achieve the financial goals of both the Company’s plan of partial liquidation, including any financial goals related to contemplated asset resolution, and the Company’s plan for the continuing operation of the auto business, including the inability to use net operating loss carryforwards that the Company currently has, please refer to the Company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Bay View Capital Corporation
Consolidated Statements of Financial Condition

	June 30, 2005	December 31,
	(Unaudited)	2004
	(Dollars in thousands)
ASSETS
Cash	$9,361	$4,447
Restricted cash	39,359	26,845
Retained interests in securitizations available-for-sale	21,244	22,636
Auto installment contracts and loans held-for-sale:
Auto installment contracts	101,545	75,021
Other loans	—	902
Auto installment contracts held-for-investment, net	197,185	252,863
Securitized auto installment contracts held-for-investment, net	202,743	—
Investment in operating lease assets, net	1,426	10,041
Real estate owned, net	2,654	3,379
Premises and equipment, net	683	733
Repossessed vehicles	296	439
Current and deferred income taxes, net	18,424	16,977
Goodwill	1,846	1,846
Other assets	8,441	7,199

Total assets	$605,207	$423,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Borrowings:
Warehouse credit facility and other short-term borrowings	$284,006	$298,755
Securitization notes payable	200,503	—
Other borrowings	94	1,895
Other liabilities	9,762	9,629
Liquidation reserve	8,291	8,856

Total liabilities	502,656	319,135

Stockholders’ equity:
Common stock ($.01 par value); authorized, 80,000,000 shares; issued, 2005 — 6,597,303 shares; 2004 — 6,597,303 shares; outstanding, 2005 — 6,595,886 shares; 2004 — 6,593,860 shares	66	66
Additional paid-in capital	109,243	109,578
Accumulated deficit	(6,465)	(4,585)
Treasury stock, at cost; 2005 — 1,417 shares; 2004 — 3,443 shares	(252)	(587)
Accumulated other comprehensive loss	(41)	(279)

Total stockholders’ equity	102,551	104,193

Total liabilities and stockholders’ equity	$605,207	$423,328

Bay View Capital Corporation
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2005	2005	2004
	(In thousands, except per share amounts)
Interest income:
Interest on auto installment contracts and other loans	$8,276	$6,350	$4,508
Interest on short-term investments and retained interests in securitizations	844	721	704

	9,120	7,071	5,212

Interest expense:
Interest on warehouse credit facility	2,608	2,194	1,040
Interest on securitization notes payable	2,440	1,260	—
Other interest expense	58	224	1,123

	5,106	3,678	2,163
Net interest income	4,014	3,393	3,049
Provision for credit losses	1,793	837	521

Net interest income after provision for credit losses	2,221	2,556	2,528

Noninterest income:
Leasing income	1,843	2,070	3,596
Loan servicing income	472	552	852
Loan fees	193	183	224
Unrealized gain (loss) on derivative instruments	(1,106)	1,480	2,717
Loss on auto installment contracts and other loans held-for-sale, and retained interests in securitizations, net	(585)	(449)	(1,340)
Other, net	279	242	115

	1,096	4,078	6,164

Noninterest expense:
General and administrative	5,630	6,606	6,146
Leasing expense	156	515	2,848
Real estate owned, net	24	4	(11)

	5,810	7,125	8,983

Loss before income tax benefit	(2,493)	(491)	(291)
Income tax benefit	(947)	(157)	(114)

Net loss	$(1,546)	$(334)	$(177)

Basic loss per share	$(0.23)	$(0.05)	$(0.03)

Diluted loss per share	$(0.23)	$(0.05)	$(0.03)

Weighted-average basic shares outstanding	6,596	6,594	6,591

Weighted-average diluted shares outstanding	6,596	6,594	6,591

Net loss	$(1,546)	$(334)	$(177)
Other comprehensive income (loss), net of tax:
Change in unrealized gain (loss) on securities available-for-sale, net of tax expense (benefit) of $77, $76 and ($24) for the three month periods ended June 30, 2005, March 31, 2005 and June 30, 2004, respectively	120	118	(38)

Comprehensive loss	$(1,426)	$(216)	$(215)

Bay View Capital Corporation
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	For the Six Months Ended
	June 30,	June 30,
	2005	2004
	(In thousands, except per
	share amounts)
Interest income:
Interest on auto installment contracts and other loans	$14,626	$8,663
Interest on short-term investments and retained interests in securitizations	1,565	1,461

	16,191	10,124
Interest expense:
Interest on warehouse credit facility	4,802	1,933
Interest on securitization notes payable	3,700	—
Other interest expense	282	2,172

	8,784	4,105

Net interest income	7,407	6,019
Provision for credit losses	2,630	521

Net interest income after provision for credit losses	4,777	5,498

Noninterest income:
Leasing income	3,913	8,824
Loan servicing income	1,024	1,799
Loan fees	376	724
Unrealized gain on derivative instruments	374	2,409
Loss on auto installment contracts and other loans held-for-sale, and retained interests in securitizations, net	(1,034)	(1,645)
Other, net	521	1,099

	5,174	13,210

Noninterest expense:
General and administrative	12,236	12,687
Leasing expense	671	7,515
Real estate owned, net	28	280

	12,935	20,482

Loss before income tax benefit	(2,984)	(1,774)
Income tax benefit	(1,104)	(696)

Net loss	$(1,880)	$(1,078)

Basic loss per share	$(0.29)	$(0.16)

Diluted loss per share	$(0.29)	$(0.16)

Weighted-average basic shares outstanding	6,595	6,581

Weighted-average diluted shares outstanding	6,595	6,581

Net loss	$(1,880)	$(1,078)
Other comprehensive income, net of tax:
Change in unrealized gain on securities available-for-sale, net of tax expense of $154 and $364 for the six month periods ended June 30, 2005 and June 30, 2004, respectively	238	570

Comprehensive loss	$(1,642)	$(508)

BAY VIEW CAPITAL CORPORATION
SELECTED FINANCIAL DATA
(Unaudited)

	At June 30,	At December 31,	At June 30,
	2005	2004	2004
	(Dollars in thousands except per share amounts)
Auto Installment Contracts and Other Loans Receivable:
Auto installment contracts
Auto installment contracts held-for-sale	$101,545	$75,021	$149,637
Auto installment contracts held-for-investment, net	197,185	252,863	102,502
Securitized auto installment contracts held-for-investment, net	202,743	—	—

Total auto installment contracts	501,473	327,884	252,139

Other loans:
Franchise loans	—	583	4,856
Asset-based loans	—	319	456

Total other loans	—	902	5,312

Auto installment contracts and other loans receivable (1)	$501,473	$328,786	$257,451

Credit Quality (Liquidating Portfolio):
Nonperforming assets — total (2) (3)	$2,654	$4,282	$5,672
Nonperforming assets — franchise	$2,484	$3,792	$5,045

Loans delinquent 60 days or more	$—	$902	$1,418
Loans delinquent 60 days or more — franchise	$—	$583	$961

Per Share Data:
Book value per share (4)	$15.55	$15.80	$21.12

Other Data:
Full-time equivalent employees, including BVAC	111	125	128

(1)	Includes allowances for mark-to-market valuation reserves and credit losses of $3.3 million, $2.7 million and $2.5 million at June 30, 2005, December 31, 2004 and June 30, 2004, respectively.

(2)	Consists entirely of real estate owned at June 30, 2005.

(3)	Nonperforming assets include mark-to-market valuation reserves of $1.2 million and $0.8 million at December 31, 2004 and June 30, 2004, respectively.

(4)	Book value per share is presented on a post-reverse stock split basis.
BAY VIEW ACCEPTANCE CORPORATION
(Unaudited)

	At June 30,	At December 31,	At June 30,
	2005	2004	2004
	(Dollars in thousands)
Selected Balance Sheet Information:
Cash	$4,581	$3,278	$5,345
Restricted cash	22,490	7,540	8,440
Retained interests in securitizations available-for-sale	21,244	22,636	26,718
Auto installment contracts held-for-sale	101,545	75,021	149,637
Auto installment contracts held-for-investment, net	197,185	252,863	102,502
Securitized auto installment contracts held-for-investment, net	202,743	—	—
Advances to parent	—	3,010	—
Other assets	9,813	7,969	7,078

Total assets	$559,601	$372,317	$299,720

Warehouse credit facility and other short-term borrowings	$284,006	$298,755	$220,941
Securitization notes payable	200,503	—	—
Advances from parent	142	—	2,764
Current and deferred taxes, net	6,969	6,947	7,422
Other liabilities	5,482	4,277	5,461

Total liabilities	497,102	309,979	236,588
Stockholder’s equity	62,499	62,338	63,132

Total liabilities and stockholder’s equity	$559,601	$372,317	$299,720

BAY VIEW ACCEPTANCE CORPORATION (Continued)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004
			(Dollars in thousands)
Selected Results of Operations Information:
Interest income on auto installment contracts	$8,276	$6,350	$4,394	$14,626	$8,307
Interest income on short-term investments and retained interests in securitizations	731	630	652	1,361	1,318
Interest expense on borrowings	(5,100)	(3,659)	(1,688)	(8,759)	(3,007)

Net interest income	3,907	3,321	3,358	7,228	6,618
Provision for credit losses	(1,793)	(837)	(521)	(2,630)	(521)
Loan servicing income	468	543	821	1,011	1,760
Loan fees	160	150	191	310	406
Unrealized gain (loss) on derivative instruments	(1,106)	1,480	2,717	374	2,409
Loss on auto installment contracts held-for-sale and retained interests in securitizations	(356)	(520)	(1,116)	(876)	(2,055)
Other income (expense), net	51	44	(187)	95	570
General and administrative expenses	(2,810)	(2,822)	(2,746)	(5,632)	(5,656)

Income (loss) before income taxes	(1,479)	1,359	2,517	(120)	3,531
Income tax (expense) benefit	615	(571)	(1,034)	44	(1,452)

Net income (loss)	$(864)	$788	$1,483	$(76)	$2,079

Selected Production Information:
Dollar value of auto installment contracts purchased	$144,785	$114,879	$75,874	$259,664	$145,184
Number of auto installment contracts purchased	6,089	4,701	2,501	10,790	4,790
Average balance of auto installment contracts purchased	$23.8	$24.6	$30.3	$24.1	$30.3
Weighted-average contract rate	8.88%	8.30%	7.86%	8.63%	7.88%
Average FICO credit score	734	742	734	738	734

Selected Credit Quality Information:
Net chargeoffs on managed contracts for period	$1,525	$1,680	$1,690	$3,205	$3,429
Net chargeoffs as a percentage of average managed contracts (annualized)	0.92%	1.11%	1.21%	1.02%	1.22%
Contracts delinquent 30 days or more as a percentage of managed contracts (as of period-end)	0.40%	0.41%	0.31%	0.40%	0.31%

Average Managed Contracts	$660,429	$598,190	$559,982	$629,313	$563,151

	At June 30,	At December 31,	At June 30,
	2005	2004	2004
	(Dollars in thousands)
Managed Contracts (period-end):
Total outstanding managed contracts	$683,899	$570,864	$561,585
Total number of contracts	33,500	28,300	29,100

Other Data:
Full-time equivalent employees	93	104	104